                                                                      EXHIBIT 12

                 LEHMAN BROTHERS HOLDINGS INC. AND SUBSIDIARIES
           COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND TO
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                       FOR THE TWELVE MONTHS ENDED NOVEMBER 30
                                                 ----------------------------------------------------
                                                   1997       1998       1999       2000       2001
                                                 --------   --------   --------   --------   --------
Pre-tax earnings from continuing operations....  $   937    $ 1,052    $ 1,631    $ 2,579    $ 1,748
Add: Fixed charges (excluding capitalized
  interest)....................................   13,043     15,813     13,681     18,778     15,724
                                                 -------    -------    -------    -------    -------
Pre-tax earnings before fixed charges..........   13,980     16,865     15,312     21,357     17,472
                                                 =======    =======    =======    =======    =======

Fixed charges:
  Interest.....................................   13,010     15,781     13,649     18,740     15,656
  Other(a).....................................       41         47         71         57         78
                                                 -------    -------    -------    -------    -------
  Total fixed charges..........................   13,051     15,828     13,720     18,797     15,734
                                                 -------    -------    -------    -------    -------
Preferred stock dividend requirements..........      109        124        174        195        192
                                                 -------    -------    -------    -------    -------
Total combined fixed charges and preferred
  stock dividends..............................  $13,160    $15,952    $13,894    $18,992    $15,926
                                                 =======    =======    =======    =======    =======

RATIO OF EARNINGS TO FIXED CHARGES.............     1.07       1.07       1.12       1.14       1.11
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS....................     1.06       1.06       1.10       1.12       1.10

------------------------

(a) Other fixed charges consist of the interest factor in rentals and capitalized interest.